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                                                                    Exhibit 10.5

                            STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (this "Agreement") is made as of
January 7, 1998 (the "Effective Date") by and between Aksys, Ltd., a Delaware corporation whose principal business office is at Two Marriott Drive, Lincolnshire, Illinois 60069 (hereinafter called "Seller"),

                                       and

Teijin Limited, a Japanese corporation whose registered office is at 6-7, Minami-honmachi 1-chome, Chuo-ku, Osaka 541, Japan (hereinafter called "Buyer").

                                   WITNESSETH:

       WHEREAS, Seller is engaged in the design and development of certain healthcare products, especially hemodialysis products, in the United States of America;

       WHEREAS, Buyer is engaged in the design, development, manufacture and sale of certain healthcare medical products in Japan and is the major provider of the home oxygen concentrators and services for patients in the Japanese market;

       WHEREAS, Seller has been looking for an appropriate Japanese business partner with respect to its hemodialysis products and Buyer is interested in such products;

       WHEREAS, Seller and Buyer have been negotiating with respect to the joint development of such products in Japan;

       WHEREAS, Seller has been seeking ways to expand its relationship with Buyer and is willing to offer Buyer to make an equity investment in Seller;

       WHEREAS, Buyer is willing to make an equity investment in Seller in order to establish and strengthen its relationship with Seller; and

       WHEREAS, Seller and Buyer now wish to set forth the terms and conditions of the above-mentioned investment between the parties hereto.

       NOW, THEREFORE, the parties hereto have agreed as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

       For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

       1.1 The term "Affiliate" shall have the meaning as such term is defined in Rule 12b-2 under the Exchange Act.

       1.2 The term "Associate" shall have the meaning as such term is defined in Rule 12b-2 under the Exchange Act.

       1.3 The term "Common Stock" shall mean the Common Stock, par value U.S.$0.01 per share, of Seller.

       1.4 The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law, all of which are effective in the United States of America.

       1.5 The term "Joint Development Agreement" shall mean a Joint Development Agreement, dated as of the date hereof, by and between the Parties.

       1.6 The term "Marketing Agreement" shall mean a Marketing Agreement to be entered into by and among the Parties pursuant to the terms and conditions of the Joint Development Agreement.

       1.7 The term "Parties" or "Party" shall collectively mean Seller and Buyer or either of them individually.

       1.8 The term "Per Share Price" shall mean an amount equal to (i) the average of the daily closing price for a share of Common Stock on the Nasdaq Stock Market (National Market System) on each of the trading days during 90 consecutive calendar days immediately prior to the day which is 2 days before the Effective Date MULTIPLIED BY (ii) 1.35.

       1.9 The term "Representatives of Buyer" shall mean: (i) Buyer's directors, officers, employees, and advisors; and (ii) representatives of Buyer's advisors.

       1.10 The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law, all of which are effective in the United States of America.

       1.11 The term "Shares" shall mean a number of shares of Common Stock equal to (i) U.S. $5,000,000 DIVIDED BY (ii) the Per Share Price, rounded upwards to the nearest integral

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number of shares of Common Stock.

       1.12 The term "Subsidiary" shall mean any corporation with respect to which a specified corporation (or a Subsidiary thereof) owns a majority of the stock entitled to vote for the election of directors or which otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                                    ARTICLE 2
                                     PURPOSE

       The purpose of this Agreement is to set forth terms and conditions of the purchase by Buyer of Common Stock from Seller as a general framework for a mutually beneficial cooperation between Seller and Buyer.

                                    ARTICLE 3
                           PURCHASE AND SALE OF SHARES

       3.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares for the consideration specified below in this Article 3.

       3.2 PURCHASE PRICE. Buyer agrees to pay to Seller at the Closing U.S. $5,000,000 (the "Purchase Price") by wire transfer of immediately available funds.

       3.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, commencing at 9:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "Closing Date").

       3.4 DELIVERY AT CLOSING. At the Closing, (i) Seller will deliver to Buyer the certificate referred to in Section 8.1.3 below, (ii) Buyer will deliver to Seller the certificate referred to in Section 8.2.3 below, (iii) Seller will deliver to Buyer a stock certificate representing the Shares and
(iv) Buyer will deliver to Seller consideration specified in Section 3.2 above.

       3.5 LEGEND. The Shares are being issued pursuant to Section 4(2) of the Securities Act. The certificate evidencing the Shares shall contain a restrictive legend in substantially the following form:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and such shares may

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              not be sold or transferred unless the sale or
              transfer is in accordance with the registration requirements of the Securities Act, in conformity with the limitations of Rule 144 under the Securities Act or unless some other exemption from the registration requirements of the Securities Act is available with respect thereto."

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4) with respect to itself.

       4.1 ORGANIZATION OF SELLER. Seller is duly organized, validly existing and in good standing under the laws of State of Delaware.

       4.2 AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. All of the Shares to be issued to Buyer have been duly authorized and, upon issuance thereof, shall be validly issued, fully paid and nonassessable. There are no preemptive rights or rights of subscription or refusal with respect to the issuance of the Shares hereunder.

       4.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.

       4.4 INTELLECTUAL PROPERTY. The patents and trademarks of Seller do not, to the knowledge of the CEO of Seller as of the Effective Date, contravene, conflict with, violate or infringe upon any patent or trademark of a third party and no proprietary information or trade secret has been misappropriated by Seller from any third party.

       4.5 SEC FILINGS. Seller has heretofore delivered to Buyer true, correct and

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complete copies of Seller's (i) Annual Report on Form 10-K for the year ended
December 31, 1996 and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. As of their respective dates, the foregoing (including (x) the financial information contained therein, (y) all exhibits and schedules thereto and (z) documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, there has not been any material adverse change in the business, operations or condition (financial or other) of Seller and its Subsidiaries, taken as a whole, or any commitment by Seller or any of its Subsidiaries to any such change.

                                    ARTICLE 5
                               COVENANTS OF SELLER

       5.1 LISTING. Promptly following the issuance of the Shares, Seller shall use its commercially best efforts to list the Shares on the Nasdaq Stock Market (National Market System).

       5.2 SEC FILINGS. As long as Buyer holds any of the Shares issued pursuant to this Agreement, Seller shall timely file with the Securities and Exchange Commission all reports required to be filed by it pursuant to the Exchange Act.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller that the statements contained in this Article 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6) with respect to itself.

       6.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Japan.

       6.2 AUTHORIZATION OF TRANSACTION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that prior to the Closing Buyer is required to submit a written notice with regard to the transactions contemplated by this Agreement to the Minister of Finance of Japan (the "MOF") under the Foreign Exchange and Trade Control Law of Japan, as amended.

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       6.3    NONCONTRAVENTION Neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its articles of incorporation or regulations of board of directors or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

       6.4 INVESTMENT. Buyer understands that issuance of the Shares has not been, and shall not be, registered under the Securities Act, or under any state securities laws, and that the Shares are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering. Buyer acknowledges that it is acquiring the Shares solely for its own account for investment purposes, and not with a view to, or intention to effect, the distribution thereof in violation of the Securities Act or any applicable state securities laws, and that the Shares may not be disposed of in contravention of the Securities Act or any applicable state securities laws. Buyer represents that it is a sophisticated investor with knowledge and experience in business and financial matters, is able to evaluate the risks and benefits of the investment in the Shares, has received certain information concerning Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in purchasing the Shares. Buyer also represents that it is an "accredited investor" as contemplated by Regulation D under the Securities Act.

       6.5 NO REGISTRATION UNDER JAPANESE SECURITIES LAW. Buyer understands that the Shares have not been and will not be registered under the Securities and Exchange Law of Japan, as amended, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Shares, directly or indirectly in Japan or to or from any resident of Japan except in compliance with applicable requirements of Japanese laws.

                                    ARTICLE 7
                               COVENANTS OF BUYER

       7.1 STANDSTILL. As a precondition to the execution of this Agreement by Seller, Buyer agrees that until one year has elapsed since the later to occur of either of (i) the expiration of the Joint Development Agreement or (ii) the expiration of the Marketing Agreement, neither Buyer (including any person or entity directly or indirectly, through one or more intermediaries, controlling Buyer or controlled by Buyer or under common control with Buyer) nor any of the Representatives of Buyer shall, nor shall Buyer permit any of its Associates or Affiliates to, acting alone or as part of any group (a) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of Seller, (b) except at the specific written request of Seller, propose to enter into, directly or indirectly, any merger or business combination involving

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Seller or to purchase, directly or indirectly, a material portion of the assets of Seller, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in the proxy rules of the Securities and Exchange Commission) with respect to Seller, or otherwise seek to advise or influence any person with respect to the voting of, any voting securities of Seller, including by public announcement or written statement broadly disseminated, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Seller, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies or affairs of Seller (PROVIDED that this subsection (e) shall not restrict the right of Buyer to exercise any right granted to it under the Joint Development Agreement or the Marketing Agreement), (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. Buyer also agrees during such period not to request Seller (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this
Section 7.1 (including this sentence).

       7.2 SPECIFIC PERFORMANCE. Buyer agrees that, in the event of any breach of the provisions of Section 7.1, Seller shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available to Seller at law or in equity.

       7.3    RIGHT OF BUYER TO ACQUIRE COMMON STOCK. Notwithstanding
Section 7.1 of this Agreement, Buyer (together with all of its Affiliates and Associates and Representatives of Buyer) may acquire (by purchase of shares of Common Stock on the Nasdaq Stock Market (National Market System) or otherwise) up to but not more than ten percent of the Common Stock issued and outstanding from time to time.

       7.4 RESALE RESTRICTION. Buyer agrees that it will not sell, transfer, convey, assign, gift or otherwise dispose (a "Transfer") of the Shares to any entity within one year from the Closing Date; PROVIDED that Buyer may Transfer the Shares to any of its Affiliates (which Affiliates shall in turn be bound by this Section 7.4). Any Transfer in violation of this Section 7.4 shall be null and void, and need not be recognized by Seller or its transfer agent.

       7.5 JAPANESE FOREIGN EXCHANGE CONTROLS. Buyer shall take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation promptly making any filing or report required under the Foreign Exchange and Trade Control Law of Japan, as amended.

                                    ARTICLE 8
                        CONDITIONS TO OBLIGATION TO CLOSE

       8.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

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              8.1.1  the representations and warranties of Seller set forth in
    Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

              8.1.2 no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (c) affect adversely the right of Buyer to own the Shares (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

              8.1.3 Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1.1 and
    8.1.2 is satisfied in all respects, which certificate shall also state, as of a date within five days of the Closing Date, the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock reserved for issuance;

              8.1.4 Buyer shall have submitted a written notice with regard to the transactions contemplated by this Agreement to the MOF under the Foreign Exchange and Trade Control Law of Japan, as amended, and the requisite waiting period (if any) thereunder shall have lapsed; and

              8.1.5 Buyer and Seller shall have entered into the Registration Rights Agreement in form and substance as set forth in Exhibit A attached hereto.

       Buyer may waive any condition specified in Section 8.1 if it executes a writing so stating at or prior to the Closing.

       8.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              8.2.1  the representations and warranties of Buyer set forth in
    Article 6 above shall be true and correct in all material respects at and as of the Closing Date;

              8.2.2 no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign (including without limitation Japan) jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgement, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

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              8.2.3 Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.2.1 and
    8.2.2 is satisfied in all respects.

       Seller may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

                                    ARTICLE 9
                                   TERMINATION

       9.1 TERMINATION OF AGREEMENT. A Party, as applicable, may terminate this Agreement as provided below:

              9.1.1 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

              9.1.2 Buyer may terminate this Agreement by giving a written notice to Seller at any time prior to the Closing (a) in the event Seller has breached any material representation or warranty contained in this Agreement in any material respect, Buyer has notified Seller of the breach and the breach has continued without cure for a period of 30 days after the notice of such breach or (b) if the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Buyer itself breaching any representation or warranty contained in this Agreement); or

              9.1.3 Seller may terminate this Agreement by giving a written notice to Buyer at any time prior to the Closing (a) in the event Buyer has breached any material representation or warranty contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of such breach or (b) if the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under
    Section 8.2 hereof (unless the failure results primarily from Seller itself breaching any representation or warranty contained in this Agreement).

       9.2 EFFECT OF TERMINATION. If either Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

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                                   ARTICLE 10
                               GENERAL PROVISIONS

       10.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions hereunder, including all fees and expenses of its agents, representatives, legal counsel and accountants.

       10.2 PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions hereunder will not be issued without the prior written consent of the other Party hereto, except as required by law.

       10.3 NOTICES. All notices, consents, requests, demands and other communications authorized or required to be given pursuant to this Agreement shall be given in writing:

       If to Seller:     Aksys, Ltd.
                         Two Marriott Drive
                         Lincolnshire, IL 60069
                         United States of America
                         Attn: Chief Executive Officer
                         Telefax: 1-847-229-2080

       With a copy to:   Aksys Japan, KK
                         28-1, Nihonbashi-Hamacho 2-chome
                         Chuo-ku, Tokyo 103
                         Japan
                         Attn: President
                         Telefax: 81-3-3662-5040

       If to Buyer:      Teijin Limited
                         Home Health Care Division
                         Tokyo Sakurada Bldg.
                         1-3, Nishi-Shinbashi 1-chome
                         Minato-ku, Tokyo 105
                         Japan
                         Attn: General Manager, New Health Care Planning Dept.
                         Telefax: 81-3-3506-4060

       Notices under this Agreement shall be deemed effective on the earlier of: actual receipt; one working day after dispatch when sent by telex, cable or by telefax to the recipient's proper telex or telefax number, or when delivered by hand, or ten working days after being sent by air mail, certified or registered mail, postage pre-paid, return receipt requested, addressed as set out above (or as otherwise designated by any Party in writing by notice given in accordance with this paragraph).

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       10.4   GOVERNING LAW. The provisions in this Agreement relating to the
Shares will be governed by the laws of the State of Illinois.

       10.5   ARBITRATION.

              10.5.1 DISPUTE RESOLUTION. All controversies, disputes or claims arising between the Parties in connection with, or with respect to, any provision of this Agreement which has not been resolved within 30 days after either of the Parties has notified the other Party in writing of such controversy, dispute or claim, shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place in New York, New York.

              10.5.2 SELECTION OF ARBITRATORS. Each Party shall select one arbitrator (who shall not be counsel for such Party), and the two so designated shall select a third arbitrator. If either Party shall fail to designate an arbitrator within 14 days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within 21 days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either Party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the provisions in this Agreement the award of the arbitrators may grant any relief which a court of general jurisdiction has the authority to grant, including, without limitation, award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrators and reasonable attorneys' fees and costs of the prevailing Party, against the non-prevailing Party.

              10.5.3 ARBITRATION RULES. All disputes and claims shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") then in effect, except that such Rules shall be modified by this Agreement.

              10.5.4 ARBITRATION PROCEEDINGS. All arbitral proceedings arising under, or in connection with, this Agreement shall be governed by the Federal Rules of Civil Procedure of the United States. The arbitrators may shorten the periods of time otherwise applicable to the arbitral proceedings under such rules to permit the award to be made within the time limitation set forth in the previous sentence.

       10.6 ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes the complete and exclusive statement of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, waived or modified except by an instrument in writing executed by the Parties.

       10.7 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the

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benefit of the Parties and their successors and assigns; PROVIDED, HOWEVER, that neither Party may assign any of its rights under this Agreement without prior written consent of the other Party.

       10.8 SEVERABILITY. If any term, covenant, restriction or provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the remaining terms, covenants, restrictions and provisions of this Agreement will remain in full force and effect, and shall in no way be affected, impaired or invalidated; it being the intent of the Parties that they would have executed the remaining terms, covenants, restrictions and provisions without including any of such which may be hereafter declared invalid, void or unenforceable.

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       10.9   HEADINGS. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

                                     * * * *


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       IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase
Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                 AKSYS, LTD.


                             By:   /s/ Lawrence H.N. Kinet
                                 --------------------------
                                 Lawrence H. N. Kinet
                                 Chairman & Chief Executive Officer


                                 TEIJIN LIMITED


                             By:   /s/ Masao Matsuzaki
                                 ---------------------
                                 Masao Matsuzaki
                                 Senior Managing Director and General Manager
                                 Medical & Pharmaceutical Group

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